As filed with the Securities and Exchange Commission on August 7, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Second Sight Medical Products, Inc.

(Exact name of registrant as specified in its charter)

California	02-0692322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12744 San Fernando Road, Suite 400

Sylmar, California 91342

(818) 833-5000

(Address of Principal Executive Offices, including Zip Code)

 Second Sight Medical Products Inc. 2011 Equity Incentive Plan, as amended

Second Sight Medical Products Inc. 2015 Employee Stock Purchase Plan, as amended

(Full title of the plans)

Will McGuire

Chief Executive Officer

Second Sight Medical Products, Inc.

12744 San Fernando Road, Suite 400

Sylmar, California 91342

(Name and address of agent for service)

 (818) 833-5000

(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	2,000,000 (2)	$ 1.23	$2,460,000	$285.11
Common Stock, no par value per share	500,000 (3)	$ 1.23	$615,000	$71.28
Total	2,500,000	$ 1.23	$3,075,000 (4)	$356.39

(1)   Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the registrant’s receipt of consideration that results in an increase in the number of registrant’s outstanding shares of common stock.

(2)   Represents additional shares issuable upon exercise of options reserved pursuant to future awards under the amended 2011 Equity Plan.

(3) Represents additional shares of common stock reserved for issuance pursuant to future awards under the 2015 Employee Stock Purchase Plan, as amended.

(4) Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $1.23 per share which represents the average of the high and low price per share of the Company’s common stock on August 3, 2017 as reported on the Nasdaq Capital Market.

Explanatory Note

This Registration Statement on Form S-8 is being filed by Second Sight Medical Products, Inc. (the “Registrant”) to register a total of (i) 2,000,000 additional shares of common stock issuable under the Registrant’s 2011 Equity Incentive Plan, as amended, (the “Option Shares”) and (ii) 500,000 shares of common stock (the “Plan Shares”) issuable under the Registrant’s 2015 Employee Stock Purchase Plan, as amended. The Option Shares and the Plan Shares are in addition to the common stock previously registered for issuance on the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 15, 2017 (File No. 333-218016) (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statement are incorporated by reference and made part of this Registration Statement.

ITEM 8. EXHIBITS.

Exhibit No.	Description of Exhibits	Method of Filing

5.1	Opinion and Consent of Aaron A. Grunfeld	Filed electronically herewith

10.4	2011 Equity Incentive Plan, as amended (1)

10.17	2015 Employee Stock Purchase Plan, as amended (1)

23.1*	Consent of Gumbiner Savett Inc.	Filed electronically herewith

23.2*	Consent of Aaron A. Grunfeld (included in Exhibit 5.1).

24.1	Power of Attorney (Included on the signature page to this registration statement)

(1)	Incorporated by reference to the registrant’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sylmar, State of California, on August 4, 2017.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:	/s/ Jonathan Will McGuire
Jonathan Will McGuire
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jonathan Will McGuire and Thomas Miller, and each of them, as such person’s true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jonathan Will McGuire	President, Chief Executive Officer and Director	August 4, 2017
Jonathan Will McGuire	(Principal Executive Officer)

/s/ Thomas B. Miller	Chief Financial Officer	August 4, 2017
Thomas B. Miller	(Principal Financial and Accounting Officer)

/s/ Robert J, Greenberg	Chairman of the Board of Directors	August 4, 2017
Robert J. Greenberg M.D., Ph.D.

	Director	August __, 2017
Gregg Williams

/s/ William J. Link	Director	August 4, 2017
William J. Link

/s/ Aaron Mendelsohn	Director	August 4, 2017
Aaron Mendelsohn

/s/ Matthew Pfeffer	Director	August 4, 2017
Matthew Pfeffer

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